EXHIBIT 99.1

Team, Inc. Completes Previously Announced Leadership Transition Plan--Names Ted W. Owen Chief Executive Officer and Greg L. Boane Chief Financial Officer

SUGAR LAND, Texas, Nov. 4, 2014 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that Ted W. Owen, has been named Chief Executive Officer, effective December 1, 2014. Mr. Owen was promoted to President of the Company in July 2014 and has been Chief Financial Officer since shortly after joining the Company in 1998. This action by Team's Board of Directors is consistent with the leadership transition plan previously announced in July 2014. At the same time, Philip J. Hawk, Team's current Chairman and CEO will become Executive Chairman of the Company.

"I am excited and honored to lead such a great organization along with all of our senior management team. We are building upon our strong historical performance, and our leadership transition is more about continuity of direction than change," said Mr. Owen. "We thank Phil for his 16 years of leadership as Team's CEO and look forward to his continued support and involvement as Executive Chairman."

Additionally, the Company named Greg L. Boane, 51, its new Senior Vice President and Chief Financial Officer. Previously, Mr. Boane served in senior financial management roles for both Cameron International Corporation and Grant Prideco, Inc., which is now part of National Oilwell Varco. Mr. Boane, a CPA, began his nearly thirty year career with KPMG in Houston.

"We are pleased to have Greg join our senior management team," said Mr. Owen. "He brings extensive and relevant financial and operational experience in larger organizations that will prove invaluable as we continue to grow our business."

The remainder of Team's senior leadership team remains unchanged.

  Arthur F. Victorson, 52, continues as President, Inspection and Heat Treating Service Business Group.
  Peter W. Wallace, 51, continues as President, Mechanical Services Business Group.
  Jeffrey L. Ott, 51, continues as President, Quest Integrity Group.
  André C. "Butch" Bouchard, 49, is now Executive Vice President, Administration and Chief Legal Officer.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.